EXHIBIT A:

            Dreyfus       Dreyfus       Dreyfus       Dreyfus
            Premier       Premier       Premier       Premier     NASDAQ
 PERIOD   NexTech Fund  NexTech Fund  NexTech Fund  NexTech Fund Composite
           (Class A       (Class B      (Class C      (Class T    Index *
            shares)        shares)      shares)       shares)

 6/26/00     9,427        10,000        10,000         9,549      10,000
 7/31/00     9,842        10,432        10,432         9,969       9,499
10/31/00     9,140         9,672         9,672         9,259       8,501
 1/31/01     6,478         6,832         6,832         6,555       6,999
 4/30/01     4,472         4,712         4,712         4,530       5,346

* Source: Bloomberg L. P.